Exhibit 10.1

Amendment to License and Manufacturing Agreement

This amendment is made on the 16th date of August, 2012, by and between Powerwave Technologies, Inc., a Delaware corporation whose principal office is at 1801 E. St. Andrew Place, Santa Ana, California 92705 (“Licensor”), on the one hand, and Shenzen Tatfook Technology Co., Ltd., a company established under the laws of the People’s Republic of China, whose principal office is at 3rd Industrial Area of Shajing Industrial Company, Haoziang Road, Shajing Town, Bao’ an District, Shenzhen, 518104, Peoples Republic of China (“Licensee”), on the other hand. (Licensor and Licensee are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”)

WHEREAS Licensor and Licensee executed the License and Manufacturing Agreement, (hereinafter called the “Agreement”) on 24th April 2012, which was effective on May 23, 2012 upon the closing of the Asset Purchase Agreement between the Parties.

WHEREAS Licensee is in the process of obtaining the Approvals from the Authorities, including certain Tax Authorities in China for the payment of the Upfront License Fee of $5,000,000 and as per the instruction from relevant Tax Authority, there are some issues in the Agreement that need to be clarified.

Therefore, in consideration of the performance of the Agreement and without prejudice to any other rights, obligations liabilities and remedies to which Parties may be entitled or borne under the Agreement, Parties agree to amend Agreement as following.

1.	Parties hereby agree to change the article 1.12, 9.2, Exhibit B Royalties as follows:

a. Section 1.12 “Licensed Products”, shall be revised to read in full as follow: “Licensed Products shall mean those products referenced on Exhibit A hereto, as such Exhibit shall be amended with the prior written approval of Licensee and Licensor.

b. The following shall be added to the end of section 9.2 C:. “Should the Agreement be terminated due to the default of Licensor within 7 years since the execution of Agreement, Licensor shall pay back to Licensee the prorated unearned portion of the Up-front license fee (net of taxes paid on the Up-front Licensee Fee to Chinese tax authorities) received by Licensor. The Up-front License Fee net of taxes paid to the Chinese Tax Authorities is $5,000,000 less the withholding taxes required to be paid to the Chinese Tax Authorities, which the Parties estimate at 10% of the Up-front License Fee. The Up-front Licensee Fee shall be considered earned ratably and shall be pro-rated on a straight line basis over the 7 year period commencing on May 23, 2012. For example, assuming the the net Up-front License Fee received by the Licensor is $4,500,000 if the Agreement is terminated on May 23, 2013 because of a default by Licensor, Licensor would be obligated to repay 6/7 of $4,500,000 or $3,857,143.

c. The following sentence shall be added to the end of item 1 on Exhibit B Royalties:

“For purposes of clarification, notwithstanding the forgoing, in no circumstance, shall Licensee pay any Royalty for the Licensed Product which are manufactured, distributed and sold by Licensee to Licensor.”

2.	Attached hereto as Exhibit D is a list of Licensed Intellectual Property which shall be added as Exhibit D of Agreement.

3.	In the event of any ambiguities or conflicts between this Amendment and the Agreement, this Amendment shall prevail. For the terms and conditions not defined in this Amendment, the Agreement shall be applied.

4.	This Amendment shall become effective after signing and sealing by the authorized representatives of the Parties.

5.	This Amendment shall be executed in four original copies in English, with each of equally binding force, and each Party keeps two of originals.

IN WITNESS WHEREOF, Parties have caused this Agreement to be executed on the 16th day of August, 2012.

Licensor:

POWERWAVE TECHNOLOGIES, INC.

By:	/s/ Marvin MaGee
Name:	Marvin MaGee
Title:	Chief Operating Officer
Licensee:

SHENZEN TATFOOK TECHNOLOGY CO., LTD.

By:	/s/ Linda Xu
Name:	Linda Xu
Title:	Vice President

EXHIBIT D

LIST OF LICENSED INTELLECTUAL PROPERTY

Antenna
Patent #	Description

6005522	An antenna device with two radiating elements having an adjustable phase difference between the radiating elements

5949303	Movable dielectric body for controlling propagation velocity in a feed line

6008763	Flat antenna

6018319	Antenna element

6020861	Elongated antenna

6054953	Dual band antenna

6069586	Antenna operating with two isolated channels

6104348	Antenna device with improved channel isolation

6137444	Method of producing an antenna element assembly

6208299	Dual band antenna arrangement

6283425	Mounting bracket

6295028	Dual band antenna

7898489	Phase Shifter

Tower Mounted Amplifers (TMA)

8150353	Masthead amplifier unit

5963854	Antenna amplifier

7800438	General LNA

6864743	Microwave amplifier with bypass segment

7471172	Microwave transmission unit including lightning protection

6927646	Bypass arrangement for low-noise amplifier

8130874	By-pass arrangement of a low noise amplifier